                            ASSET PURCHASE AGREEMENT

                                    between

                              TECH RESOURCE, INC.

                                      and

                              ABLEST SERVICE CORP.

                               September 15, 1996

                               TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----

ARTICLE I        Sale and Purchase; Liabilities Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   1

     1.1     Asset Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.4     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.5     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.6     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II       Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     2.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.4     No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.5     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III      Representations and Warranties of Seller and
                 Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   4

     3.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.3     Consent and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.6     Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.8     Stock Ownership and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.9     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.11    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     3.13    Fixed Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.14    Compliance with Laws; Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.15    Employee Benefits Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.16    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.17    Books of Account; Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.18    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.19    Insurance Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.20    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.21    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV       Conditions Precedent to Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

     4.1     Conditions to Obligations  of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     4.2     Conditions of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE V        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

     5.1     Deliveries of Seller at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.2     Deliveries of Buyer at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


ARTICLE VI       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     6.1     Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . . . . . . . . .  12
     6.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     6.3     Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     6.4     Procedure for Indemnification with Respect to Third-Party Claims . . . . . . . . . . . . . . . . . .  14
     6.5     Procedure for Indemnification with Respect to Non-Third-Party Claims . . . . . . . . . . . . . . . .  14

ARTICLE VII      Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

     7.1     Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.2     Covenant Against Hiring  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.3     Due Diligence Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.4     Conduct of Interim Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.5     Tax Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.6     Changes to Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VIII     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     8.1     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IX       Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     9.1     No Negotiations by Seller and the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     9.2     Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     9.3     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.4     Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.5     No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.6     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.7     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.8     Waiver; Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.9     Other and Further Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     9.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     9.11    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") is made and entered into on September 13, 1996, between Tech Resource, Inc., a Georgia corporation ("Seller") and Britt D. Ehrhardt, the sole shareholder of Seller ("Shareholder"), on the one hand, and Ablest Service Corp., a Delaware corporation ("Buyer"), on the other.

          WHEREAS, Seller owns and operates a staffing services business concentrating in the computer and information technology areas located in Atlanta, Georgia, and desires to sell the Assets (as defined herein) upon the terms and conditions hereinafter stated;

          WHEREAS, Buyer desires to purchase the Assets from Seller ("Asset Purchase") upon the terms and conditions hereinafter stated;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                    Sale and Purchase; Liabilities Assumed

          1.1 Asset Purchase. Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all liens and encumbrances of any kind except those disclosed in the disclosure schedule attached hereto (the "Disclosure Schedule") those assets, rights and interests, tangible or intangible, which are listed by category on the attached Exhibit A (the "Assets"), and all books and records which relate to the Assets (except for books and records which Seller is required by law to retain in its possession, copies of which will be provided to Buyer); provided, however, that there shall be excluded from the Assets those assets listed on the attached Exhibit A-1. Contemporaneously with the Closing, Seller shall prepare and deliver to Buyer, and Buyer shall promptly thereafter make, the necessary filings in the State of Georgia to change Seller's corporate name to BDE Consulting, Inc. or such other name not containing the names "Tech Resource" or "Ehrhardt."

          1.2 Purchase Price. The purchase price for the Assets shall be One Million Five Hundred Thousand Dollars ($1,500,000) (the "Purchase Price"). At the Closing, Buyer shall pay to Seller in cash One Million Dollars ($1,000,000) and issue to Seller Buyer's note for Five Hundred Thousand Dollars ($500,000), substantially in the form attached hereto as Exhibit A-2 (the "Note"). Cash payment hereunder to Seller shall be made by certified or bank cashier's check payable to the order of, or by wire transfer of same-day funds pursuant to instructions of, Seller.

          1.3      Assumption of Liabilities.

          (a) In connection with the acquisition by Buyer of the Assets at the Closing, Buyer shall assume only those liabilities under the Material Contracts (as defined in this Agreement) of Seller that are expressly identified on the attached Exhibit B. Buyer does not hereby, and will not at any time be required to, assume, pay, perform or discharge any other obligations, claims, liabilities, costs or expenses of Seller, including without limitation any of the following: (i) any liability in respect of separation or severance pay to any person employed by Seller; (ii) any liability under any plan, fund, program, policy or arrangement under which any persons are provided or promised pensions, retirement income, deferred compensation or profit-sharing; (iii) any liability under any plan, fund, program or arrangement under which any persons are provided or promised bonuses, incentive pay, severance pay, vacations or vacation pay, salary continuation, medical insurance or benefits, savings benefits, stock options, life insurance or death benefits, travel or accident benefits or unemployment benefits; (iv) any liability for occupational health and safety or environmental matters; (v) any liability of Seller (including without limitation any liability or potential liability with respect to any consolidated return filed or to be filed by any person) for federal, state or local income or other taxes or penalties or interest thereon; (vi) any pending or threatened litigation against Seller or any affiliate of Seller; (vii) any intercompany loans, advances or other obligations owed by Seller to any affiliate of Seller; and (viii) liability of any kind, direct or indirect, fixed or contingent, arising out of, resulting from or relating to actions taken or omitted to be taken by Seller prior to, on or after the Closing Date.

          (b) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Material Contract (as defined in this Agreement) shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and the Shareholder shall use their best efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained and is waived by Buyer prior to the Closing, Seller and the Shareholder shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract from and after the Closing.

          1.4 Allocation of Purchase Price. The parties agree on the written allocation of the Purchase Price among the Assets attached hereto as Exhibit C. The parties agree to file all federal, state and local tax returns in accordance with such allocation.

          1.5 Accounts Receivable. Seller shall retain its accounts receivable and Buyer shall have no obligation to collect them for Seller.

          1.6 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on September 15, 1996, at the Seller's principal office, or on such other date or at such other place as the parties may agree. The date and time of the Closing are sometimes referred to herein as the "Closing Date.".


                                   ARTICLE II
                    Representations and Warranties of Buyer

          Buyer hereby represents and warrants to Seller and Shareholder that:

          2.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the Asset Purchase.

          2.2 Authorization. All necessary and appropriate corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

           2.3 Consents and Approvals. To the best of Buyer's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or agency is required in connection with the execution and delivery of this Agreement by Buyer or its performance of the terms hereof or for the validity or enforceability thereof. Buyer's Board of Directors has approved the execution, delivery and performance of this Agreement. No consent of any lender of Buyer is required in connection with this Agreement.

          2.4 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Asset Purchase will
(i) conflict with or result in a breach of any provision of the Certificate of Incorporation or ByLaws of Buyer, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer, under any agreement, indenture, or instrument, binding on Buyer or its properties or assets, or (iii) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental authority or instrumentality by which Buyer is bound.

          2.5 Brokers and Finders. Except for employing International Business Consultants Inc. ("IBC"), Buyer has not employed any broker or finder or incurred any liability for brokerage fees in connection with the Asset Purchase. Buyer will be responsible for the fee owed to IBC.


                                  ARTICLE III
            Representations and Warranties of Seller and Shareholder

         Seller and the Shareholder jointly and severally represent and warrant to Buyer that:

         3.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has all requisite power and authority and, except as set forth on the Disclosure Schedule, all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its respective properties and conduct its respective businesses as presently or as currently proposed to be conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on Seller. "Material Adverse Effect" as used in this Agreement means, with respect to any event, act, condition or occurrence, a material adverse effect upon any of (i) with respect to Seller, the properties, assets, liabilities, business, results of operations, prospects or condition (financial or otherwise) of Seller, and (ii) with respect to the Seller, the Shareholder or Buyer, the ability of either Seller, the Shareholder or Buyer, as the case may be, to consummate the Asset Purchase or to perform their obligations set forth herein.

         3.2 Authorization. Seller has the power and authority, and Shareholder has the capacity and legal right, to execute, deliver and perform this Agreement and to consummate the Asset Purchase. This Agreement has been executed and delivered by the Seller and Shareholder and constitutes the valid and binding obligation of each of them. Seller's Board of Directors and the Shareholder have approved the execution, delivery and performance of this Agreement by Seller.

         3.3 Consent and Approvals. To the best of Seller's and the Shareholder's knowledge, and except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), no consent, approval, order or authorization of, or declaration or filing with, any governmental or regulatory authority or agency is required in connection with the execution and delivery of this Agreement by Seller and Shareholder or its and his performance of the terms hereof or for the validity or enforceability thereof as to it and him.

          3.4 Subsidiaries. Seller has no subsidiaries and holds no direct or indirect beneficial interest in any corporation, partnership, joint venture, limited liability company, or other entity or enterprise.

          3.5 Capitalization. The authorized capital stock of Seller consists solely of 1,000 shares of common stock, 600 of which are issued and outstanding (the "Stock"). All outstanding shares of common stock of Seller are validly authorized, issued, fully paid and nonassessable. There are no outstanding subscriptions, options (including employee stock options), warrants, puts, calls, agreements, understandings, or other commitments or rights of any type to which Seller or Shareholder is a party, or by which either is bound, relating to the issuance, sale or transfer by Seller or Shareholder of any securities of Seller. There are no outstanding securities which are convertible into or exchangeable for any shares of capital stock of Seller. Seller has no obligation of any kind to issue any additional securities or to repurchase, redeem or otherwise acquire any of the Stock.

          3.6 Affiliates. Neither Seller nor Shareholder has any direct or indirect interest in any corporation, partnership, limited liability company, or any other entity which is involved in any way with, competes with, or conducts any business similar to any business conducted by Seller or Buyer.

          3.7 Litigation. Except as set forth in the Disclosure Schedule, there is no claim, litigation, arbitration, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the best knowledge of Seller and Shareholder, threatened, against Seller or Seller's assets or business, at law or in equity, before any federal, state or local court, regulatory agency, or governmental authority which is reasonably likely to have a Material Adverse Effect on Seller. Except as set forth on the Disclosure Schedule, Seller is not a party to or subject to the provisions of any judgment which may have a Material Adverse Effect on it.

          3.8 Stock Ownership and Authority. Shareholder owns beneficially and of record all the Stock.

          3.9 No Conflicts. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller and Shareholder nor the consummation by Seller and Shareholder of the Asset Purchase will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or the ByLaws of Seller, (ii) violate, conflict with or result in the breach of any term, condition or provision under any law or regulation applicable to Seller or Shareholder or any of Seller's assets, (iii) except for third-party consents to assignment required under the Material Contracts, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under, any agreement, indenture, or instrument, binding on Seller or Shareholder or upon any of their respective properties or assets, or (iv) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental or regulatory authority or instrumentality by which Seller or Shareholder is bound.

          3.10 Financial Statements. The unaudited financial statements of Seller for the year ended December 31, 1995, and for the three months ended March 31, 1996, are accurate in all material respects, were prepared (except as disclosed in the Disclosure Schedule) according to generally accepted accounting principles and have been furnished to Buyer (the "Financial Statements").

          3.11 Absence of Certain Changes or Events. Except as set forth on the Disclosure Schedule, since December 31, 1995, there has not been any event or change relating to the business of Seller that has had or would be reasonably likely to have a Material Adverse Effect on Seller.

          3.12     Taxes.

          (a) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts;
(ii) "Pre-Closing Tax Period" shall mean all taxable periods ending before or including the Closing Date; and (iii) "Returns" means returns, reports or forms, including information returns.

          (b) (i) Seller and Shareholder have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by such party by the Internal Revenue Code of 1986, as amended, (the "Code") or by applicable state, local or foreign Tax law, and each such Return is complete and accurate, (ii) all Taxes of Seller and Shareholder shown as due on such Returns have been duly and timely paid or accrued and (iii) no material Tax liens have been filed and no claims are being asserted in a writing received by Seller and Shareholder with respect to any Taxes.

          (c) Seller has made and the Shareholder has consented to a valid election, which election has not been revoked or terminated or otherwise become ineffective, under Section 1362(a) of the Code to be taxed as an "S corporation " under Sections 1361 through 1379 of the Code. Seller has made and the Shareholder has consented to valid elections, which elections have not been revoked or terminated or otherwise become ineffective, to be taxed in a comparable fashion under Georgia Tax law. Except as set forth in the Disclosure Schedule, Seller has not been, nor will it be, subject to any Federal corporate income taxes imposed under Chapter 1 of the Code (other than Code Sections 1374 and 1375 (and their predecessor Sections under the Internal Revenue Code of 1954, as amended)) or any state, local or income or franchise Taxes in Georgia for any period for which it elected to be taxed as an "S corporation".

          (d) Seller has not been a member of any affiliated, consolidated, combined, unitary or aggregate group for purposes of filing Tax Returns or paying Taxes, and Seller has no liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law for the Taxes of any member (other than such party) of such a group.

          3.13 Fixed Assets. Except as set forth on the Disclosure Schedule, Seller has marketable title to all furniture, fixtures, equipment, and machinery (the "Fixed Assets") included in the Assets, free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever. Except as set forth in the Disclosure Schedule, all of the Fixed Assets are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business.

          3.14 Compliance with Laws; Authorization. To the best of Seller's knowledge, except as set forth on the Disclosure Schedule, Seller is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal or state court or governmental authority applicable to Seller, its business or its properties (collectively, the "Applicable Laws"). To the best of Seller's knowledge, except as set forth on the Disclosure Schedule, Seller is not under investigation with respect to, nor has it been charged with or given notice of any violation of, any of the Applicable Laws. For purposes hereof, Seller will be deemed in compliance in all material respects with Applicable Laws if a violation thereof would not have a Material Adverse Effect on the continued operations of Seller in the manner in which it is currently conducting its business.

          3.15 Employee Benefits Plans. Except as set forth in the Disclosure Schedule:

                   (a) Seller has never directly or indirectly maintained or contributed to, nor is Seller directly or indirectly maintaining or contributing, for the benefit of the current and/or former employees of Seller, any employee benefit plan, including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employment or severance contract, any stock option plan or any plan of deferred compensation (individually, a "Plan" and collectively the "Plans"). Seller does not have any commitment, whether formal or informal, to create any such plans.

                   (b) Seller does not directly or indirectly maintain or contribute to (or have an obligation to contribute to) any plan, fund or program which provides medical, health, hospitalization, life, stock options, stock purchase rights, or other employee benefits with respect to present or former employees of Seller.

                   (c) The consummation of the Asset Purchase will not entitle any current or former employee of Seller to severance pay, unemployment compensation or any other payment.

          3.16 Contracts. Seller has made or will make available to Buyer all contracts, agreements, and instruments to which Seller is a party, including all amendments and supplements thereto, which are material to the business operations, assets, properties or condition (financial or otherwise) of Seller (the "Material Contracts"). Except as set forth on the Disclosure Schedule, each Material Contract is legally valid and binding against Seller, in full force and effect and enforceable against Seller in accordance with its terms, except where the invalidity or non-binding nature would not have a Material Adverse Effect on Seller.

          3.17 Books of Account; Records. To the best of Seller's knowledge, Seller's general ledgers, stock record books, minute books and other corporate records relating to the assets, properties, contracts and outstanding legal obligations of Seller are, in all material respects, true, correct and complete.

          3.18     Labor Relations.

                   (a) There is no collective bargaining agreement to which Seller is a party, collective bargaining agreement currently being negotiated by Seller, or union or collective bargaining unit representing any of Seller's employees.

                   (b) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor or the termination thereof, including those related to wages, salary withholdings, employee health and safety, bonus, vacation pay and severance pay, working hours, and benefits for employees and former employees, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities, or is holding for payment not yet due to such authorities all amounts required to be withheld from such employees and former employees of Seller and is not liable to any person or entity (including any governmental entity) for any arrears of wages, commissions and benefits for employees, taxes, penalties or other sums for failure to comply with any of the foregoing, other than amounts not yet due and payable in the ordinary course or business.

                   (c) Except as set forth in the Disclosure Schedule, Seller is not a party to any employment contract or agreement with respect to any of its employees, nor has Seller in any other manner limited its right to terminate the employment relationship with its employees.

          3.19     Insurance Funds.  Except as set forth on the Disclosure
Schedule:

                   (a) Seller maintains an insurance policy in full force and effect with the Georgia State Insurance Fund covering all its employees; and Seller has paid all premiums on said policy and has no outstanding debts with respect thereto; and

                   (b) To the best of Seller's knowledge, no work-related accident has occurred for which Seller may be classified as an uninsured employer.

          3.20 Environmental Matters. To the best of Seller's knowledge, Seller is and has been in compliance in the conduct of its business with all applicable environmental laws and regulations or any order, decree, judgment, or injunction issued, entered, promulgated or approved thereunder.

          3.21 Brokers and Finders. Neither Seller nor Shareholder has employed any broker or finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the Asset Purchase.


                                   ARTICLE IV
                      Conditions Precedent to Obligations

          4.1 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed under this Agreement shall be subject to the satisfaction by Seller and the Shareholder at or prior to the Closing Date of each of the following conditions (unless waived in writing by Buyer):

                   (a) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made as of the Asset Purchase Closing.

                   (b) Performance of Agreement. Seller and Shareholder shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing Date.

                   (c) Consents. All applicable third-party approvals or consents, including consents and approvals under Material Contracts, shall have been received or satisfied.

                   (d) No Adverse Change. There shall not have been any Material Adverse Effect with respect to Seller or its business since the date of this Agreement.

                   (e) No Adverse Proceeding. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, Seller or Shareholder for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the Asset Purchase is illegal.

                   (f) Certificate. Seller shall have delivered to Buyer at the Closing a certificate signed on its behalf by one of its officers, dated the date of Closing, to the effect that the conditions set forth in subsections
a) through (e) of this Section 4.1 have been satisfied to the best knowledge of such officer.

                   (g) Employee Agreement and Restrictive Agreement. At the Closing, Shareholder will execute and deliver to Buyer an employment agreement (the "Employment Agreement") and a restrictive agreement (the "Restrictive Agreement") substantially in the form of Exhibits D and E attached hereto.

                   (h) Assignment and Assumption Agreement. At the Closing, Buyer and Seller shall execute and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit F (the "Assignment and Assumption Agreement").

          4.2 Conditions of Seller. Each and every obligation of Seller and Shareholder to be performed under this Agreement shall be subject to the satisfaction by Buyer at or prior to the Closing Date of the following conditions (unless waived in writing by Seller and Shareholder):

                   (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article II of this Agreement shall have been true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made as of the Closing Date.

                   (b) Performance of Agreement. Buyer shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing Date.

                   (c) Consents. All applicable third-party approvals or consents shall have been received or satisfied, including, but not limited to, approvals by boards of directors and shareholders.

                   (d) No Adverse Proceedings. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, Seller or Shareholder for the purpose of enjoining or preventing the consummation of the Asset Purchase, or otherwise claiming that this Agreement or the consummation of the Asset Purchase is illegal.

                   (e) Certificate. Buyer shall have delivered to Seller at the Closing a certificate signed on its behalf by one of its officers, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a) through (d) of this Section 4.2 have been satisfied to the best knowledge of such officer.

                   (f) Purchase Price. Buyer shall have paid the cash portion of the Purchase Price at the Closing in accordance with Section 1.2 hereof and delivered the Note.

                   (g) Employee Agreement and Restrictive Agreement. At the Closing, Buyer will execute and deliver to Shareholder the Employment Agreement and the Restrictive Agreement.

                   (h) Assignment and Assumption Agreement. At the Closing, Buyer and Seller shall execute and deliver the Assignment and Assumption Agreement.


                                   ARTICLE V
                                    Closing

          5.1 Deliveries of Seller at Closing. At the Closing, Seller and the Shareholder will deliver or cause to be delivered to Buyer the following at Seller's expense:

                   (a) The certificate referred to in Section 4.1(f) of this Agreement.

                   (b) A certificate from the Secretary of State evidencing the good standing of Seller in Georgia.

                   (c) A copy of the Certificate of Incorporation of Seller and all amendments thereto certified by the Secretary of State of Georgia.

                   (d) Certified copies of minutes reflecting the authorization by the Board of Directors of Seller and by the Shareholder of the execution, delivery and performance of this Agreement and consummation of the Asset Purchase.

                   (e)     The Restrictive Agreement and the Employment
Agreement.

                   (f)     The Assignment and Assumption Agreement.

          5.2 Deliveries of Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

                   (a) The Purchase Price as set forth in Section 1.2 hereof, including the Note;

                   (b) The certificate referred to in Section 4.2(e) of this Agreement;

                   (c) Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the Asset Purchase.

                   (d)     The Restrictive Agreement and the Employment
Agreement.

                   (e)     The Assignment and Assumption Agreement.


                                   ARTICLE VI
                                Indemnification

          6.1 Survival of Representations, Warranties and Agreements. Subject to the limitations set forth in Section 6.3 of this Agreement, all representations, warranties and covenants of the parties contained herein shall survive execution and delivery of this Agreement.

          6.2      Indemnification.

                   (a) Subject to the limitations set forth in Section 6.3 of this Agreement, Seller and the Shareholder hereby covenant and agree to indemnify and hold harmless Buyer, from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed on or incurred or suffered by Buyer directly or indirectly, as a result of or arising from (i) any breach of any of the representations, warranties or covenants made by Seller and the Shareholder, (ii) any liability of Seller not specifically assumed by Buyer hereunder, (iii) any Federal income Taxes attributable to Seller, any state, local or foreign income or franchise Taxes attributable to Seller, or any sales, use or similar Taxes for any Pre-Closing Tax Period, and (iv) Seller's operation of the business prior to the Closing (collectively, "Buyer's Indemnifiable Claims").


                   (b) Buyer hereby covenants and agrees to indemnify and hold harmless Seller and the Shareholder, as the case may be, from and against any and all Damages asserted against, resulting to, imposed on or incurred or suffered by Seller or Shareholder, directly or indirectly, as a result of or arising from (i) any breach of any of the representations, warranties or covenants made by Buyer in this Agreement, (ii) any liability specifically assumed by Buyer hereunder and (iii) Buyer's operation of the business after the Closing (other than Damages arising from or as a result of Shareholder's gross negligence or willful misconduct) (collectively, "Seller's Indemnifiable Claims").

                   (c) Buyer's Indemnifiable Claims and Seller's Indemnifiable Claims are collectively referred to hereinafter as "Indemnifiable Claims."

          6.3 Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

                   (a) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 3.12 shall terminate on the expiration of the periods of limitations applicable to assessment and collection of federal, state, local and foreign taxes, taking into account any extensions of such periods of limitations approved by Seller prior to the date hereof.

                   (b) The obligations of indemnity provided herein with respect to the representations and warranties set forth in Articles II and III (except Section 3.12 of this Agreement) shall terminate on the first anniversary of the Closing Date.

                   (c) The foregoing provisions of this Section notwithstanding, if, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by Buyer, Seller or the Shareholder, or a suit or action based upon a claimed breach is commenced against any party, no party shall be precluded from pursuing such claimed breach or suit or action, or from recovering from the other party hereunder

(whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

          6.4      Procedure for Indemnification with Respect to Third-Party
Claims.

          (a) If a party (the "Indemnitee") determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the "Indemnifying Party") within 30 days of the Indemnitee's becoming aware of any such Indemnifiable Claim; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnitee. In case any such liability is asserted against the Indemnitee, and the Indemnitee notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnitee within 30 days after receiving the Indemnitee's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee at all times during the defense of such liability. Notwithstanding the foregoing, (i) the Indemnitee shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee (as long as the Indemnifying Party continues to defend such matter); (ii) the Indemnitee shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnitee to be indemnified hereunder in respect of Indemnifiable Claims shall be deemed forfeited by its failure to give notice pursuant to the foregoing only to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make reasonably available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that the Indemnifying Party, within 10 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnitee against such Indemnified Claim, the Indemnitee shall have the right to undertake the defense and to compromise or settle such action on behalf of and for the account and risk of the Indemnifying Party.

          6.5 Procedure for Indemnification with Respect to Non-Third-Party Claims. If the Indemnitee asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days after the mailing of notice by the Indemnitee, shall not give written notice to the Indemnitee announcing its intent to contest such assertion of the Indemnitee, such assertion by the Indemnitee shall be deemed accepted and agreed to by the Indemnifying Party.


                                  ARTICLE VII
                                   Covenants

          7.1 Covenant Not to Compete. (a) Shareholder covenants and agrees that, for a period of three years following the date Shareholder ceases to be an employee of Buyer, Shareholder shall not engage, directly or indirectly, whether on his own account or as a shareholder, partner, joint venturer or agent of any person, firm, corporation (including seller) or other entity, or otherwise, directly or indirectly, in any or all of the following activities:

                   (i) Enter into or engage in the technical staffing business in the Atlanta, Georgia metropolitan area (the "Territory") (a "Competing Business") as an officer, sales person, marketing agent, consultant, supervisor or similar position; or

                  (ii) Solicit customers or business patronage for any Competing Business; or

                 (iii) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any Competing Business in the Territory; provided, however, that the foregoing covenant shall not be deemed to have been violated by the ownership of shares of any class of capital stock of any corporation so long as the aggregate beneficial or record holdings of Seller and its affiliates represent less than five percent (5%) of the outstanding shares of such class of capital stock.

          (b) Injunctive Relief. If Shareholder breaches the covenant provided herein, or if Buyer shall have reason to believe that Shareholder intends to, or is attempting to, breach this covenant, then in any such event Buyer shall be entitled to seek an injunction in any court having jurisdiction to enforce this covenant, and shall be entitled to recover from Shareholder any and all damages resulting, directly or indirectly, from said breach.

          (c) Reformation. If the time or area of limitations, or both, contained in this covenant are held by any court of competent jurisdiction to be unreasonable or otherwise unenforceable, such covenant shall nevertheless be enforceable for such lesser time or area, or both, as the court shall find reasonable. Shareholder acknowledges having consulted as to such covenant with counsel, fully understands the content of the same and agrees, in view of the relevant facts, that the limitations contained herein are reasonable.

          7.2 Covenant Against Hiring. Seller and the Shareholder understand that in Buyer's view it is essential to the successful operation of a technical staffing business in the Territory that

Buyer retain substantially unimpaired Seller's current operating organization. Seller and the Shareholder covenant and agree that neither of them, nor any affiliate of either of them, without the prior written consent of Buyer, shall take any action which would induce any employee or representative of Seller prior to the Closing not to become or continue as an employee or representative of Buyer.

          7.3 Due Diligence Access. From the date of this Agreement until the Closing, to enable Buyer to conduct due diligence, and following the Closing to the extent needed by Buyer and its accountants to conduct and complete a financial audit of Seller and its operations, Seller and the Shareholder shall make or cause to be made available to Buyer: (i) members of management of Seller for personal interviews; (ii) the Assets; and (iii) all books of account, contracts, agreements, commitments, authorizations, insurance policies, records and documents of every character relating to Seller's business for examination. Accordingly, Seller and Shareholder shall permit Buyer and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times and places.

          7.4 Conduct of Interim Operations. From the date hereof to the Closing Date:
          (a)      Affirmative Covenants.  Seller shall do the following:

                   (1) Operations. Conduct its business as presently conducted in the usual, regular, and ordinary course and scope, and done all things in the ordinary course of business, consistent with past practice, necessary to preserve, renew, and keep in full force and effect all rights and franchises that are necessary to continue its business.

                   (2) Corporate Existence. Maintain its corporate existence, good standing, and qualification to transact business in the State of Georgia.

                   (3) Compliance dwith Applicable Laws. Substantially comply with all Applicable Laws and timely pay all amounts that, if unpaid, would have a Material Adverse Effect on the Seller's business affairs or prospects.

                   (4)     Insurance.  Maintain all insurance.

                   (5) Litigation. Advise Buyer immediately of any lawsuit threatened or filed against Seller or Shareholder.


                   (6) Payment of Debt. Duly and punctually pay all of Seller's indebtedness in accordance with the terms and conditions of such indebtedness as and when due.

                   (7) Material Loss. Immediately notify Buyer of any event causing or that may reasonably be expected to cause a material loss to Seller with respect to the Assets or result in a material decline in value of the Assets or the Seller's business or prospects.

                   (8) Preservation of Business. Employ all reasonable efforts to preserve the Seller's business intact, to keep available to Buyer the present employees of the Seller, and to maintain good relations with suppliers and customers and others having business relations with the Seller.

          (b) Negative Covenants. Seller shall not do any of the following:

                   (1) New Encumbrances. Create, incur, assume, or suffer to exist any new encumbrance (including, but not limited to, charges on property purchased under conditional sales or other title retention agreements) on any of the Assets other than in the ordinary course and scope of the Seller's business.

                   (2) Disposition of Assets. Sell, dispose of, mortgage, pledge, grant a security interest in or otherwise dispose of or encumber any Asset or interests therein other than in the ordinary course and scope of the Seller's business.

                   (3) Contracts. Enter into any contracts or agreements, or amend, modify, or terminate any contracts or agreements, except in the ordinary course and scope of the Seller's business;

                   (4) Compensation. Except for wage increases required by law or governmental regulations, and merit or length of service increases granted in the ordinary course and scope of the Seller's business consistent with past practices, increased the compensation or benefits payable or to become payable to any employee.

          7.5      Tax Covenants.

          (a) Seller, Shareholder and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

          (b) All transfer, documentary stamp, sales, use, registration and other such Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller; and Buyer shall cooperate in timely making all filings as may be required to comply with the provisions of such Tax laws.

          7.6 Changes to Disclosure Schedule. Between the date of this Agreement and the Closing Date, Seller and Shareholder shall promptly inform Buyer of events, circumstances, or other developments that occur between such dates that would have been described in the Disclosure Schedule had such events, circumstances or other developments occurred on or prior to the date of this Agreement. Having so informed Buyer, Seller and Shareholder shall provide Buyer with such further information regarding such event, circumstance or development as Buyer reasonably requests. Within three business days of Buyer's receipt of such additional information, Buyer shall notify Seller and Shareholder that: (i) Seller and Shareholder may amend the Disclosure Schedule to describe such event, circumstance or other development, without liability to Seller or Shareholder; or (ii) Buyer intends to terminate this Agreement pursuant Section 8.1 (b).


                                  ARTICLE VIII
                                  Termination

          8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a)      by mutual written consent of all parties;

          (b) by either Buyer or Seller and the Shareholder if any of the representations or warranties of the other party contained herein shall be inaccurate or untrue in any material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

          (c) by either Buyer or Seller and the Shareholder if any obligation, term or condition to be performed, kept or observed by such other party hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement;

          (d) by either Buyer or Seller and the Shareholder if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

          (e) by either Buyer or Seller and the Shareholder, if not then in material breach of any of its obligations hereunder, if the Closing has not occurred by October 1, 1996.

          Any termination pursuant to this Section 8.1 shall be effective upon notice thereof having been given to the non-terminating party in accordance with Section 9.2 hereof.

          No party hereto shall be liable to any other party hereto if this Agreement is terminated pursuant to Section 8.1(a), (b) or (d).


                                   ARTICLE IX
                            Miscellaneous Provisions

          9.1 No Negotiations by Seller and the Shareholder. Unless and until this Agreement has been properly terminated pursuant to Article VIII hereof, neither Seller nor the Shareholder shall directly or indirectly, through any officer, director, agent, employee, representative or otherwise, make, solicit, initiate or encourage the submission of proposals or offers, or accept offers, from any person (including any of its officers or employees) relating to any recapitalization, merger, consolidation or other business combination involving Seller, any sale of all or a substantial portion of the assets of Seller, or the sale of any material equity interest in Seller (any of the foregoing, a "Competing Transaction"). During such period, neither Seller nor the Shareholder shall, directly or indirectly, participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise cooperate, assist or participate in, any effort or attempt by any third party to propose or effect any Competing Transaction. Seller and the Shareholder shall notify Buyer of any Competing Transaction or any inquiry relating to a possible Competing Transaction and shall deliver to Buyer any information furnished to or by any such third party.

          9.2 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

         If to Buyer:                              With a copy to:
         Ablest Service Corp.                      William Appleton, Esq.
         810 North Belcher Road                    Baker & Hostetler
         Clearwater, Florida 34625                 3200 National City Center
         Attn: W. David Foster                     1900 East 9th Street
                                                   Cleveland, Ohio 44114-3485

         If to Shareholder or Seller:              With a copy to:
         Britt D. Ehrhardt                         Frederick Isaf, Esq.
         3125 Presidential Parkway                 Roberts, Isaf & Summers
         Suite 200                                 Abernathy Road
         Atlanta, Georgia 30340                    Suite 1100
                                                   Atlanta, Georgia 30528

              9.3 Entire Agreement. This Agreement and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings relative to said subject matter.

              9.4 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, its representatives, successors and assigns, and Seller, its representatives, successors and assigns, and Shareholder, his heirs, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement in its entirety to a wholly-owned subsidiary of Buyer, whether currently in existence or to be newly formed.

              9.5 No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

              9.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

              9.7 Expenses. Each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Asset Purchase.

              9.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

              9.9 Other and Further Covenants. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

              9.10 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Georgia, without regard to any such laws relating to choice or conflict of laws.

              9.11 Public Announcements. Neither Buyer nor Seller shall, without the prior written consent of the other, make any public announcement or any release to trade publications or to the press or make any statement to any competitor, customer or any other third party with respect to the transactions contemplated herein, except such announcement, release or statement necessary in the opinion of its counsel to comply with applicable requirements of law, the content of which is mutually agreed to by the parties. The parties hereto agree that upon execution of this Agreement and on the Closing Date, they shall jointly prepare press releases for appropriate dissemination.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                                          TECH RESOURCE, INC.

                                          By: /s/ Britt D. Ehrhardt
                                             ---------------------------------
                                                  Britt D. Ehrhardt, President

                                          ABLEST SERVICE CORP.


                                          By: /s/ W. David Foster, President
                                             ---------------------------------
                                                                       Title

                                          SHAREHOLDER:


                                          /s/ Britt D. Ehrhardt
                                          -------------------------------
                                              Britt D. Ehrhardt

                                   Exhibit A

                                    Assets

I.               Office furniture, fixtures and equipment (asset class 00.11)

II.              Information systems (computers and peripheral equipment)
                 (asset class 00.12)

III.             Data handling equipment, except computers (asset class 00.13)

IV.              Other tangible personal property not otherwise listed herein

V. Computer software and all sublicenses or agreements in respect thereof

VI. Franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory administrative or other governmental agency or body, if and to the extent same are transferable

VII. Patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, trademarks, names, masthead, service marks, trade names, including, without limitation, the name Tech Resources, Inc., copyrights, marks, symbols, logos, franchises and permits and all sublicenses or agreements in respect thereof

VIII. All claims and rights under leases of equipment, vehicles or other tangible personal property

IX. All claims and rights under contracts, agreements, leases, license agreements, franchise rights and agreements, policies, purchase and sale orders, quotations and executory commitments, instruments, guarantees, indemnifications, arrangements, and understandings, other than those shown on Exhibit A-1.

X.               Books of account

XI.              Customer lists

XII.             Contractor (employee) lists

XIII.            Telephone numbers

XIV.             Goodwill and going concern value, if any

XV.              Work force

                                  EXHIBIT "B
                           List of Material Contracts


A.     Software/Systems Consulting Agreements [with ongoing contract projects]

       ActaMed Corp.
       Aeronomics Incorporated
       BellSouth Cellular
       BellSouth Information Systems
       BellSouth Wireless
       Kimberly Clark
       State Merit System


B. Contract Temporary Employment Agreements [for contract temporary employees with ongoing projects]

       Deborah Balai                      Frank Marmurowicz
       Shyamala Dhakshinamurthy           Hoang Nguyen
       David Dwyer                        Bryan Tarleton
       Sam Fistel                         Peter Trpis
       Joe Hansen                         Unni Vellani
       Glen Jones                         Ken Venator
       Hamid Maghdan                      Rebecca Wrobel

       Jim Cobb             (SoftEdge, Inc.)
       Amr Elgeneidy        (Atlanta Digital)
       Rajeev Kumar         (Gupta Consulting, Inc.)
       Theresa Theus        (Computer Consultant's, Inc.
       Paul Thomas          (WinApps Software Development Corporation)


C.     Leases, Service Contracts and Operating Agreements

       Item          Vendor               Terms                Amount
       ----          ------               -----                ------
       1 Computer    Perimeter Micro      1 Yr End 5/97         311.85/Mo
       1 Pager       PageNet              Month-to-Month         29.95/Mo
       1 Computer    Perimeter Micro      6 Mos End 3/97        312.00/Mo
       1 Computer    Perimeter Micro      6 Mos End 3/97        297.00/Mo
       Office
       Space/Furn    NE Executive Stes    Month-to-Month       3499.00/Mo
       1 Cel Phones  BellSouth Mobility   Month-to-Month         47.55/Mo
       Yellow Pgs    BellSouth Ad Pub     12 Mos End 12/97      523.00/Mo

                              DISCLOSURE SCHEDULE
                               September 13, 1996


       This disclosure schedule ("Disclosure Schedule") is given in connection with the agreement to purchase certain assets (the "Contract") of Tech Resource, Inc., a Georgia corporation.

       Section References are to the Contract.

       3.1    CORPORATE ORGANIZATION.  No exceptions.

       3.3 CONSENTS AND APPROVALS. Performance of this Agreement is subject to the consent of parties to material contracts listed on Exhibit "B".

       3.7    LITIGATION.   No exceptions.

       3.9    NO CONFLICTS.  No Exceptions.

       3.10 FINANCIAL STATEMENTS. Financial statements are prepared on a cash basis without footnotes, and therefore, were not prepared in accordance with generally accepted accounting principles. Such statements are unaudited, and were prepared by the Company utilizing an over-the-counter accounting package. The financial statements have been prepared in a manner consistent with prior periods. The Buyer has reviewed Seller's financials and has utilized its own independent accounts to restate the Seller's financials.

       3.11   ABSENCE OF CERTAIN CHANGES OF EVENTS.  No Exceptions.

       3.13   FIXED ASSETS. No exceptions.  The fixed assets are as follows:

              (1)    Gateway 2000 PC
              (1)    HP Laser Printer
              (1)    Answering Machine
              (1)    Modem/FAX
              (1)    Compaq Presser 660 PC & Monitor
              (1)    Filing Cabinet
              (1)    Minolta Fax Machine - 3700
              (1)    Electric Fan
              (2)    Ether-16 Ethernet Cards - EZ 2000
              (2)    BNC T Connectors
              (2)    Network LAN Terminators
              (1)    PC Hardware Toolkit
              (1)    Ethernet Cable - RG58
              (1)    Western Digital Hard Drive - Caviar
              (2)    3COM 16Bit Combo Ethernet Cards

              (4)    Meg Memory Upgrade for PC
              (1)    HP Scanner - HP ScanJet 3c
              (1)    Winbook XP5 P90 Laptop Computer
              (1)    High Speed Port Card IDE-300
              (1)    Zip Drive
              (1)    3COM PCMCLA Etherlink III Combo - 3C589C
              (3)    Compaq Deskpro 5120 Computers & Token Ring
              (1)    Dell Portable Computer
              (1)    Bookcase
              (1)    Printer Stand
              (1)    3COM PCMCLA Etherlink III Combo - 3C589C
              (2)    Etherlink II PCI cards
              (1)    Hitachi Pro 15" Monitor
              (1)    IBM Aptiva A92 P-166 Computer
              (1)    Sony 15" Monitor - SX25
              (1)    IBM Aptiva A45 P-133 Computer

       3.14   COMPLIANCE WITH LAWS; AUTHORIZATIONS.  No exceptions.

       3.15 EMPLOYEE BENEFIT PLANS. The Seller maintains the following employee benefit plans:

              (a)    The Tech Resource, Inc. 401K Savings Inventive Plan.

              (b)    (i)    Seller sponsors an optional (employee pays) health
                     insurance plan underwritten through the National Association of Self Employed in which Britt Ehrhardt and Eric Snyder participate.

                     (ii) Staff employees of the Seller currently accrue two weeks paid vacation per year. Accrued and unpaid vacation as of September 15, 1996 is as follows:

                                   Britt Ehrhardt       3 days
                                   Claire Ehrhardt      3 days
                                   Stephanie Fountain   1 day

       3.16   CONTRACTS.  No Exceptions.

       3.18   LABOR RELATIONS.

              (c) The Seller is party to employment agreements included in Part B of the Material Contracts list attached to the Contract as Exhibit "B". In addition, Seller maintains a Staff Consulting Commission Pay in which Jennifer Greene, Debra Peterson and Eric Synder participate, and an Account Managers' Pay Plan in which Greg Mayfield participates.

                                  Exhibit A-1


                               Excluded Assets

1. Corporate minute books, stock records, corporate seals, treasury shares, tax returns and supporting schedules

2.               Medical, dental, disability and term life insurance

3.               Tax utility and all other refunds of any type or nature

4.               Federal tax deposits and all other deposits and prepaid items

5. All cash and cash equivalent accounts of any nature including but not limited to certificates of deposits, bank accounts, money market accounts, and petty cash accounts.

6.               Marketable and non-marketable securities.

7.               Accounts receivable.

8.               Amounts due from affiliates.

9. The following amounts due Seller and Britt Ehrhardt from customers representing the remaining balance of the purchase price of personal computers:



                                                Balance at 09/09/96
                                                -------------------
                      PC for Jim Cobb           $     88.73
                      PC for Ken Venator        $    109.73
                      PC for Paul Thomas        $    657.23
